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                                                                     Exhibit 3.1
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  GRAFTECH INC.



           The undersigned, M. Ridgway Barker, hereby certifies that:


FIRST:            NAME

                  The name of this corporation is GRAFTECH INC. (the "Corporation").

SECOND:           ADDRESS

                  The address, including street number, street, city and county, of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:            PURPOSE

                  The nature of the businesses to be conducted and the purposes to be promoted by the Corporation is engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "Law").

FOURTH:           POWERS

                  In order to conduct its businesses and promote and accomplish its purposes, the Corporation shall have and may exercise all of the powers conferred by the Law upon corporations formed thereunder.

FIFTH:            PERPETUAL EXISTENCE

                  The Corporation shall have perpetual existence.

SIXTH:            CAPITAL STOCK

                  The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue (the "Capital Stock") is two hundred and twenty million (220,000,000), of which two hundred million (200,000,000) shall be common stock, par value $.01 per share (the "Common Stock"), and twenty million (20,000,000) shall be preferred stock, par value $.01 per share (the "Preferred Stock").

                  Shares of Preferred Stock may be issued in one or more series. The number of shares included in any series of Preferred Stock and the full or limited voting rights, if any, the cumulative or non-cumulative dividend rights, if any, the conversion, redemption or sinking fund
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rights, if any, and the priorities, preferences and relative, participating, optional and other special rights, if any, in respect of the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, and the qualification, limitations or restrictions on the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, shall be those set forth in the resolution or resolutions providing for the issuance of the Preferred Stock or such series of Preferred Stock adopted at any time and from time to time by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors of the Corporation (the "Board") at the time of the vote (the "Whole Board") on such resolution or resolutions and filed with the Secretary of State of the State of Delaware. The Board is hereby expressly vested with authority, to the full extent now or hereafter provided by the Law, to adopt any and all such resolution or resolutions.

SEVENTH:          DIRECTORS

                  The business and affairs of the Corporation shall be managed by or under the direction of the Board. Subject to any limitations which may be set forth in the By-Laws (as defined herein) and subject to the right, if any, of holders of shares of Preferred Stock then outstanding to elect additional directors expressly set forth in the resolution or resolutions providing for the issuance of such shares, the Whole Board shall consist of that number of directors as may be fixed from time to time and at any time by a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board as constituted prior to such vote, except that such number shall not be less than one (1) and shall not be more than fifteen (15). Commencing at the first time at which the Principal Stockholder (as defined herein) ceases to directly or indirectly hold or own either a majority of the shares of Common Stock then outstanding or a majority of the voting power of the Capital Stock then outstanding, the Whole Board shall be divided into three (3) classes on such basis as the Board, pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board shall determine, except that the number of directors in each class shall be as nearly equal as practicable. Except as otherwise provided herein, the term of office of each class of directors shall be three (3) years, commencing at the annual meeting of stockholders at which directors of that class are first duly elected and continuing until the successor directors of such class are duly elected at the third following annual meeting of stockholders. The initial term of office of the first class of directors shall expire at the first annual meeting of stockholders following such time, of the second class of directors shall expire at the second annual meeting of stockholders following such time, and of the third class of directors shall expire at the third annual meeting of stockholders following such time.

                  Except as otherwise provided in the By-Laws, the election of directors is not required to be conducted by written ballot.

                  Except for the right, if any, of holders of shares of Preferred Stock then outstanding to remove one or more directors expressly set forth in the resolution or resolutions providing for the issuance of such shares and except as otherwise required by the Law, commencing at the first time at which the Principal Stockholder (as defined herein) ceases to directly or indirectly hold or own either a majority of the shares of Common Stock then outstanding or a majority of the voting power of the Capital Stock then outstanding, directors can be removed only for cause and only upon the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors.

                  Except for the right, if any, of holders of shares of Preferred Stock then outstanding to fill such vacancies expressly set forth in the resolution or resolutions providing for the issuance of such shares and except as otherwise required by the Law, any vacancies on the

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Board resulting from an increase in the authorized number of directors, from death, resignation, retirement, disqualification or removal of a director or from any other event can be filled (and can only be filled) by a majority vote of the directors then in office (even though they constitute less than a quorum), unless no directors are then in office in which event (but only in which event) such vacancies can be filled by the stockholders. A director elected to fill such a vacancy shall hold office until the next annual meeting of stockholders for the class of directors of which such director is a member.

                  Each director shall serve in office until his or her successor shall be elected and qualified (which may be such director, if he or she is re-elected) or his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

                  In connection with managing the business and affairs of the Corporation, including, but not limited to, determining whether and to what extent any action may be in the best interests of the Corporation or the stockholders, approving or disapproving any action or determining whether to make any recommendation and what recommendation to make to stockholders with respect to any matter, each director and the Board (and any committee of the Board) may consider: (i) the long-term and short-term interests of the employees, suppliers, creditors and customers of the Corporation and its subsidiaries; (ii) the long-term and short-term interests of the communities in which the Corporation and its subsidiaries conduct any business or other activities; and (iii) the long-term and short-term interests of the Corporation, its subsidiaries and the stockholders, including the possibility that such interests may best be served by the continued independence of the Corporation.

EIGHTH:           VOTING

                  Except for the right, if any, of holders of shares of Preferred Stock then outstanding to cumulate votes expressly set forth in the resolution or resolutions providing for the issuance of such shares, cumulative voting is not permitted with respect to the election of directors.

                  Except as otherwise permitted with respect to actions required or permitted to be taken solely by holders of shares of Preferred Stock then outstanding as expressly set forth in the resolution or resolutions providing for the issuance of such shares and subject to the next sentence, any and all actions required or permitted to be taken by the stockholders must be taken at a duly called and convened meeting of stockholders and cannot be taken by consent in writing. The preceding sentence shall not apply to any action required or permitted to be taken by (i) the Principal Stockholder (as defined herein) at a time when the Principal Stockholder directly or indirectly holds or owns either a majority of the shares of Common Stock then outstanding or a majority of the voting power of the Capital Stock then outstanding or (ii) the stockholders at a time when the Principal Stockholder directly or indirectly holds or owns at least 20% of the shares of Common Stock then outstanding or at least 20% of the voting power of the Capital Stock then outstanding so long as the Principal Stockholder gives the first valid consent in writing to such action. References herein to a vote of one or more stockholders shall include consent in writing of stockholders permitted (but only permitted) by the preceding sentence.

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                  Except as otherwise permitted with respect to meetings
consisting solely of holders of shares of Preferred Stock then outstanding as expressly set forth in the resolution or resolutions providing for the issuance of such shares, special meetings of stockholders can be called only (a) by or at the direction of the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board, (b) by or at the direction of the Principal Stockholder or a director affiliated with the Principal Stockholder, (c) by or at the direction of a committee of the Board which has been expressly authorized by the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board to call special meetings of stockholders or (d) by the chairman of the board, chief executive officer or president of the Corporation.

                  As used herein, "Principal Stockholder" means (i) UCAR International Inc. and each of its wholly-owned or majority-owned subsidiaries (other than the Corporation) so long as collectively they directly or indirectly hold or own at least 20% of the shares of Common Stock then outstanding or at least 20% of the voting power of the Capital Stock then outstanding and (ii) each of their initial and subsequent transferees (including any and all secured lenders to whom Capital Stock is transferred as a result of a foreclosure on collateral following on the occurrence of an event of default under the relevant loan or credit agreements and related documents or otherwise in discharge or satisfaction of indebtedness) whom the immediately preceding Principal Stockholder designates as such so long as the transferee so designated and its wholly-owned and majority owned subsidiaries directly or indirectly holds or owns at least 20% of the shares of Common Stock then outstanding or at least 20% of the voting power of the Capital Stock then outstanding. Individuals and entities which would constitute Principal Stockholders shall not cease to be such solely because Capital Stock is held or owned for their account by nominees or collateral or other agents.

NINTH:            BY-LAWS

                  Subject to the next three sentences, the By-Laws of the Corporation approved by the sole incorporator (the "By-Laws") shall be the By-Laws.

                  All or any part of the By-Laws may be amended or repealed and new By-Laws may be adopted at any time and from time to time pursuant to (but only pursuant to) a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board, but subject to the power of the holders of shares of Capital Stock then outstanding to adopt, amend or repeal the By-Laws as provided in the next paragraph and subject to the limitations set forth in the By-Laws.

                  Subject to the next sentence, all or any part of the By-Laws may be amended or repealed and new By-Laws may be adopted by the stockholders upon (but only upon) the affirmative vote of holders of at least 67% of the voting power of all shares of Capital Stock then outstanding entitled to vote generally for the election of directors. The reference to 67% in the preceding sentence shall be deemed to refer to a majority of the shares of Capital Stock then outstanding which are present and entitled to vote thereon if the Principal Stockholder votes in favor of such amendment, repeal or adoption.

TENTH:            EXCULPATION

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                  A director shall not be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Law and (iv) for any transaction from which such director derives an improper personal benefit. If the Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Law, as so amended. No repeal or modification of this Article TENTH shall adversely affect any right of or protection afforded to a director prior to such repeal or modification.

ELEVENTH:         AMENDMENTS

                  Notwithstanding any other provision contained in this Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, but subject to the next sentence, Articles SEVENTH, EIGHTH, NINTH and TENTH of this Certificate of Incorporation and this Article ELEVENTH shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least 67% of the voting power of all shares of Capital Stock then outstanding entitled to vote generally for the election of directors. The reference to 67% in the preceding sentence shall be deemed to refer to a majority of the shares of Capital Stock then outstanding which are present and entitled to vote thereon if the Principal Stockholder votes in favor of such amendment, repeal or adoption.

                  Subject to the immediately preceding paragraph of this Article ELEVENTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained herein in the manner now or hereafter prescribed by law.

TWELFTH:          COMPROMISE

                  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

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THIRTEENTH:       SOLE INCORPORATOR

                  The name of the sole incorporator of the Corporation is M. Ridgway Barker. His address is c/o Kelley Drye & Warren LLP, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901.

                  IN WITNESS WHEREOF, the undersigned has signed this Certificate of Incorporation on this 14th day of April, 2000.



                                                      /s/ M. Ridgway Barker
                                                      -------------------------
                                                      Sole Incorporator

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